Exhibit 99.1

Array BioPharma Reports Financial Results for the Third Quarter of Fiscal 2012

BOULDER, Colo.--(BUSINESS WIRE)--April 30, 2012--Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the third quarter of fiscal 2012.

Array reported revenue of $19.1 million for the third quarter of fiscal 2012, compared to revenue of $17.8 million for the same period in fiscal 2011. Array reported a net loss of $8.2 million, or ($0.11) per share, for the third quarter, compared to a net loss of $11.5 million, or ($0.20) per share, for the same period last year. The net loss improved due to increased revenue and reduced total spending in the current quarter. The Company spent $16.1 million on proprietary research and development for the quarter to advance its clinical development and discovery programs compared to $15.9 million during the same period last year. Array ended the third quarter of fiscal 2012 with $100 million in cash, cash equivalents and marketable securities.

For the nine-month period ended March 31, 2012, the Company reported revenue of $64.5 million compared to $52.9 million for the same period in fiscal 2011. Net loss for the nine months ended March 31, 2012, was $15.6 million, or ($0.24) per share, compared to a net loss of $34.6 million, or ($0.63) per share, in the same nine-month period last year.

“We strengthened our financial position during the quarter, raising a net of $56.1 million in a public offering,” said Michael Carruthers, Chief Financial Officer, Array BioPharma. “We will use these funds to advance our wholly-owned development pipeline which includes three drugs in Phase 2 clinical trials. Over the next year, we anticipate generating important data on all our programs.”

There are currently ten Array-invented drugs in Phase 2 clinical development, seven of which are partner-funded. Over the next 12 months, the company expects results to be reported from the following eight clinical trials.

  Phase 2 final combination results for selumetinib plus docetaxel in patients with non-small cell lung cancer (top-line results were reported in September 2011)
  Phase 2 combination data for selumetinib plus DTIC in patients with melanoma
  Phase 2 data for MEK162 in patients with melanoma
  Phase 2 top-line data for ARRY-797 in patients with osteoarthritis knee pain on stable doses of NSAIDs
  Phase 2 combination data for ARRY-520 plus dexamethasone in patients with relapsed and refractory multiple myeloma (MM)
  Phase 2a data for ARRY-502 in patients with persistent asthma
  Phase 1b combination data for ARRY-520 plus Velcade® (bortezomib) in patients with triple-refractory MM
  Phase 1 dose escalation interim data for the new formulation of ARRY-614 in patients with myelodysplastic syndromes

SUMMARY OF RECENT AND EXPECTED KEY EVENTS

Raised $56.1 million in public offering: Array completed an underwritten public offering of 23 million shares of its common stock at a price of $2.60 per share in February 2012. Array received net proceeds from the sale of the shares of $56.1 million.

Hired Ron Squarer, Chief Executive Officer: Array hired Ron Squarer as its Chief Executive Officer in April 2012. Mr. Squarer has also been named to the Array Board of Directors. Mr. Squarer has extensive commercial, development and executive leadership expertise from a 20 year career in the pharmaceutical industry. Most recently he served as Chief Commercial Officer at Hospira Inc., a global pharmaceutical and medical device company, where he was responsible for delivering $4 billion in annual revenue and leading more than 2,000 employees worldwide.

Elected Liam Ratcliffe, M.D., Ph.D., to Array’s Board of Directors: Array elected Liam Ratcliffe, M.D., Ph.D., to its Board of Directors as an independent director. Dr. Ratcliffe has extensive background in drug development and translational medicine, including a 12-year tenure at Pfizer as Worldwide Head of Clinical Research and Development.

Elected Gwen A. Fyfe, M.D. to Array’s Board of Directors: Array elected Gwen A. Fyfe, M.D., to its Board of Directors in January 2012. Dr. Fyfe is an oncology biotechnology veteran with more than 20 years of drug development experience. From 1997 to 2009, Dr. Fyfe was Vice President, Oncology Development and played an important role in the development of Genentech’s approved oncology agents including Rituxan®, Herceptin®, Avastin® and Tarceva®.

Hired Howard Holden, Vice President, Regulatory Affairs and Quality Assurance: Array hired Howard Holden, Ph.D. as Vice President of Regulatory Affairs and Quality Assurance in April 2012. Over the past 25 years, Dr. Holden has built and led regulatory and compliance functions and obtained approval for several products in the U.S., Europe and Canada. From 2005 until 2012, Dr. Holden was Senior Vice President of Regulatory Affairs and Compliance at Nereus Pharmaceuticals.

Proprietary Development Programs

ARRY-614 – Dual p38/Tie2 inhibitor for Myelodysplastic Syndromes (MDS): A new formulation of ARRY-614 with improved plasma exposure and lower inter-subject variability is currently advancing in a Phase 1 clinical trial in patients with MDS. In the second half of 2012, we intend to meet with the FDA to discuss the primary endpoints for a registration trial.

ARRY-520 – KSP inhibitor for Multiple Myeloma (MM): ARRY-520 is currently advancing in three clinical trials:

1. Phase 2 trial in combination with dexamethasone in patients with MM refractory to lenalidomide, bortezomib and dexamethasone therapy; ARRY-520 exceeded the response criteria in stage 1 of this trial and is advancing into stage 2
2. Phase 1b trial in combination with bortezomib plus dexamethasone in patients with relapsed and refractory MM
3. Phase 1b investigator-sponsored trial in combination with carfilzomib in patients with relapsed or refractory MM

Positive results in any one of these trials will define a path to late stage development.

ARRY-797 – p38 inhibitor for pain: Array continued a randomized, double-blind 28-day Phase 2 trial comparing ARRY-797 with oxycodone and placebo in approximately 150 patients with moderate to severe pain from osteoarthritis of the knee despite continuing NSAID use. This growing patient population has limited therapeutic options other than joint replacement or chronic opioids. Enrollment is ongoing; Array anticipates reporting top-line results during the summer of 2012. These results will define a path for further development in chronic and acute pain.

ARRY-502 – CRTh2 antagonist for asthma: Array initiated a Phase 2a trial in patients with persistent asthma in March 2012. This study is designed to evaluate the preliminary efficacy of ARRY-502 in treating mild to moderate persistent asthma, and to further evaluate the safety of the drug. Approximately 180 patients from the US will be enrolled in this study. Array expects top-line results from this trial during the first quarter of calendar 2013 and intends to seek a partner for further development of ARRY-502 in this large- market disease indication.

Select Partnered Programs

Selumetinib (AZD6244) (AstraZeneca) – MEK inhibitor for cancer: The Gynecologic Oncology Group (GOG) presented results of a Phase 2 trial with selumetinib in women with recurrent low-grade serous ovarian or peritoneal cancer at the American Association for Cancer Research Annual Meeting 2012 on April 2, 2012. This trial was funded by the National Cancer Institute and run by the GOG. In the reported trial, 52 women each received 100-mg doses of selumetinib orally twice daily in four-week cycles until disease progression or toxicity. The median number of cycles received was 4.5; 33% underwent 12 or more cycles. Prior to the trial, 58% of the patients in the trial had received three or more rounds of chemotherapy. The GOG reported a disease control rate of 81% of patients, defined as either complete or partial response or progression-free survival or progression-free survival of greater than 6 months. Eight patients had complete (1) or partial (7) responses. The median survival rate without cancer progression was 11 months. Only three patients experienced grade 4 adverse events.

Array anticipates top-line results for the Phase 2 trial with selumetinib in combination with dacarbazine versus dacarbazine alone as first-line treatment in patients with BRAF-mutant melanoma to be reported in 2012. This trial, sponsored by AstraZeneca, completed enrollment of 91 patients in March 2010 and has the primary endpoint of overall survival.

In addition, Array expects that further data and analyses will be presented in the second quarter of 2012 for the randomized Phase 2 trial conducted by AstraZeneca comparing selumetinib in combination with docetaxel versus docetaxel alone in the second-line treatment of patients prospectively selected with KRAS-mutant, locally advanced or metastatic, non-small cell lung cancer. Array previously announced positive top-line results from this trial including statistically significant improvement in progression-free survival, objective response rate, and alive and progression-free at six months as well as a trend for improvement in overall survival.

MEK162 (Novartis) – MEK inhibitor for cancer: MEK162 was identified by Novartis as reaching clinical proof of concept in November 2011. Novartis is planning or currently recruiting patients for nine clinical trials, including two Phase 2 trials, three Phase 1b trials in combination with different PI3Kinase inhibitors and two Phase 1b trials in combination with different RAF inhibitors. New trials disclosed during the last quarter include:

Safety, Tolerability, Pharmacokinetics and Pharmacodynamics of MEK162 in Noonan Syndrome Hypertrophic Cardiomyopathy
A Phase 1b/2 Study of LGX818 in Combination with MEK162 in Adult Patients with BRAF Dependent Advanced Solid Tumors
A Study of MEK162 and ganitumab (AMG 479) in Patients with Selected Solid Tumors, sponsored by Novartis and supported by Amgen Inc.

In addition, Array presented Phase 1 data on MEK162 in 28 patients with biliary tract cancer at the ASCO Gastrointestinal Cancers Symposium in January 2012. MEK162 was well tolerated and showed evidence of clinical efficacy in this patient population, including a complete response and a partial response. Stable disease was observed in 12 patients.

AMG 151 (ARRY-403) (Amgen) – Glucokinase activator for Type 2 diabetes: Amgen continued a 28-day Phase 2a trial of AMG 151 in combination with metformin in approximately 224 patients with Type 2 diabetes. The primary endpoint is change in fasting plasma glucose levels from baseline to end of treatment.

Danoprevir (InterMune / being developed by Roche) – NS3/4 protease inhibitor for hepatitis C virus (HCV): Roche announced the following data at the Annual Meeting of the European Association for the Study of the Liver congress in April 2012 showing high SVR12 rates (maintaining undetectable viral levels 12 weeks after stopping treatment) and good tolerability with danoprevir in IFN-containing regimens for HCV. In the DAUPHINE study up to 93% of genotype 1 and 100% of genotype 4 patients achieved SVR12 with ritonavir-boosted danoprevir, IFN and ribavirin, considered a clinical cure. In a second study, INFORM-SVR, 71% of genotype 1b patients achieved SVR12 with boosted danoprevir, the nucleoside analogue polymerase inhibitor mericitabine and ribavirin as part of an IFN-free regimen.

New Research Collaboration

DNA BioPharma Collaboration: Array initiated a research collaboration with DNA BioPharma in March 2012 to discover and develop small molecule compounds for the treatment of multiple myeloma. The collaboration includes research funding, potential milestones and a share of net proceeds for commercialized products.

Array will hold a conference call on Tuesday, May 1, 2012, at 9:00 a.m. Eastern time to discuss these results. Michael Carruthers, Chief Financial Officer, and Kevin Koch, President and Chief Science Officer will lead the call.

Conference Call Information

Date:	Tuesday, May 1, 2012
Time:	9:00 a.m. Eastern time
Toll-Free:	800-901-5217
Toll:	617-786-2964
Pass Code:	60202151

Webcast & Conference Call Slides: http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome
A replay of the call will be available as a webcast on www.arraybiopharma.com.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Array has four core proprietary clinical programs: ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma. In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2 clinical trials: selumetinib with AstraZeneca and MEK162 with Novartis. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the time of the completion or initiation of further development of our partnered programs, our potential to earn future milestone and royalty payments under our collaboration agreements, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our ability to attract and hire a Chief Executive Officer with the experience we are seeking. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of April 30, 2012. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Revenue
License and milestone revenue	$15,970	$13,907	$53,627	$37,831
Collaboration revenue	3,143	3,934	10,844	15,024
Total revenue	19,113	17,841	64,471	52,855

Operating expenses
Cost of revenue	5,291	6,617	18,002	21,281
Research and development for proprietary
programs	16,094	15,883	41,842	44,219
General and administrative	3,226	3,795	10,728	11,969
Total operating expenses	24,611	26,295	70,572	77,469

Gain (Loss) from operations	(5,498)	(8,454)	(6,101)	(24,614)

Other income (expense)
Realized gains (losses) on auction rate securities, net	-	1,093	-	1,891
Interest income	8	31	17	391
Interest expense	(2,678)	(4,172)	(9,470)	(12,240)
Total other expense, net	(2,670)	(3,048)	(9,453)	(9,958)

Net loss	$(8,168)	$(11,502)	$(15,554)	$(34,572)

Weighted average shares outstanding -
basic and diluted	74,817	56,129	63,909	54,934

Net loss per share - basic and diluted	$(0.11)	$(0.20)	$(0.24)	$(0.63)

Summary Balance Sheet Data
(in thousands)

	March 31,	June 30,
	2012	2011

Cash, cash equivalents and marketable securitiesCash, cash equivalents and marketable securities	$99,859	$64,708
Property, plant and equipment, grossProperty, plant and equipment, gross	$85,954	$85,968
Working capitalWorking capital	$28,419	$754
Total assetsTotal assets	$120,040	$89,374
Long-term debt, netLong-term debt, net	$91,050	$91,540
Stockholders' equityStockholders' deficit	$(78,770)	$(130,858)

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com